                                                                    EXHIBIT 9(d)

                        ADMINISTRATIVE SERVICE AGREEMENT

         This Agreement is entered into as of the 26th day of August, 1998, by and among The Variable Annuity Life Insurance Company, ("VALIC"), a life insurance company organized under the laws of the State of Texas, and American General Series Portfolio Company 3 ("Trust"), a Delaware business trust, both of which have their principal offices at 2929 Allen Parkway, Houston, Texas 77019.

         WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "SEC") as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, a Certificate of Trust is on file with the Secretary of the State of Delaware; and

         WHEREAS, the Trust offers shares of beneficial interest ("Shares") in several series or funds, each with its own investment objective and investment policies ("Funds") to the registered and unregistered separate accounts of VALIC and its affiliates to fund variable annuity contracts and variable life insurance policies, and to employee thrift plans maintained by VALIC or American General Corporation ("Contracts") ; and

         WHEREAS, VALIC and affiliates of VALIC will provide subcustodian, record keeping, account maintenance and other administrative and shareholder services for Contract owners and participants; and

         WHEREAS, VALIC and the Trust desire that the purchase and redemption of Shares be facilitated through one or more omnibus accounts that has or have been established in the name of VALIC; and

         WHEREAS, the Trust desires that VALIC provide services with respect to the Contract owners and participants, and that VALIC desires to provide such services; and

         WHEREAS, this Agreement is executed on behalf of the Trust or the Trustees of the Trust as Trustees and not individually and that the obligations of this Agreement are not binding upon any of the Trustees, officers or shareholders of the Trust individually, but are binding only upon the assets and property of the Trust. A Certificate of Trust in respect of the Trust is on file with the Secretary of the State of Delaware.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.       TERMS OF APPOINTMENT; DUTIES OF THE PARTIES

         1.1. VALIC. VALIC shall perform the services described herein, with respect to the Funds identified in Schedule A hereto, in accordance with procedures established from time to time by agreement of the Trust and VALIC, and between VALIC and the Contract owners and participants, in each case subject to terms and conditions set forth in the Trust's current prospectus. Except as specifically provided herein, VALIC shall not be nor be held out to be an agent of the Trust or any Fund.

                 (a) According to Contract provisions and various other agreements entered into between VALIC and Contract owners and participants, VALIC shall receive from these Contract owners and participants, or their authorized sponsors, committees, or trustees, by the close of regular trading on the New York Stock Exchange (the "Close of Trading") each business day that the New York Stock Exchange is open for business ("Business Day") instructions for the purchase, redemption and exchange of Shares (together, "Instructions");

                 (b) Based on Instructions received each Business Day, VALIC shall compute net purchase requests and/or net redemption requests ("Requests") for Shares of each Fund for each the Instructions received various Contract owners and participants;

                 (c) VALIC shall maintain records as required by applicable law related to, and advise the Trust as to, the foregoing, as instructed by the Trust. VALIC agrees that such records maintained by it in connection with its activities under this Agreement will be preserved, maintained and made available in accordance with applicable law and regulations, and copies or, if required, originals will be surrendered promptly to the Trust on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that VALIC has maintained such records only in paper form. This provision shall survive the termination of this Agreement;

                 (d) VALIC shall transmit Requests to the Trust or its agent by the Close of Trading each Business Day.
                          Such Requests shall be based solely on Instructions received in proper form by VALIC from the Contract owners and participants, and/or their authorized sponsors, committees, or trustees, according to Contract provisions and various other agreements with the Contract owners and participants. Instructions received by VALIC after the Close of Trading on any Business Day shall be treated as though received on the next Business Day. VALIC shall maintain internal controls reasonably designed to prevent Instructions received after the Close of Trading on any Business Day from being aggregated with any Request transmitted or otherwise communicated to the Trust as if it were received prior to the Close of Trading;

                 (e) VALIC shall transmit Requests in proper form to the Trust or its agent by no later than 9:00 AM Eastern Time on the next following Business Day. The Business Day on which instructions are received in proper form by VALIC prior to the Close of Trading will be the Business Day as of which Requests will be deemed received by the Trust or its agent. For purposes of Section 1.01(d) and this Section 1.01(e), proper form shall that amounts to be invested or redeemed are identified on VALIC's computer system by Contract, Contract owners and participants, and Fund; and

                 (f) VALIC shall promptly deliver, or instruct the authorized sponsor, committee, or trustees of the Contracts, to deliver to the Trust or its agent, appropriate documentation and in the case of Requests, payment therefor.

         1.2. Equipment. VALIC shall maintain adequate offices, personnel, computers and other equipment necessary to perform the services contemplated by this Agreement. VALIC shall notify the Trust or its agent promptly in the event that VALIC becomes unable for any reason to perform the services contemplated by, or any other of its obligations under, this Agreement. VALIC shall maintain or cause the maintenance of back- up files of the records required to be maintained hereunder and shall store such back-up files in a secure off-premises location, so that, in the event of a power failure or other interruption of whatever cause at the location of the records, VALIC's records are maintained intact and transactions can be processed at another location.

         1.3. Disclosure to Contract Owners and Participants. VALIC shall take all steps necessary to ensure that the arrangements provided for in this Agreement are properly disclosed to the Contract owners and participants.

         1.4. Transmission of Information to VALIC. In accordance with procedures established from time to time by agreement of the Trust and VALIC, the Trust or its agent shall transmit to VALIC the following information for each Fund as received by the Trust or its agent: (a) net asset value information as of the Close of Trading each Business Day; (b) dividend and capital gains distribution information, as it arises; and (c) daily accrual for dividend rate factor (mil rate) information with respect to Funds which declare dividends daily. The Trust or its agent shall transmit to VALIC such information, using its best efforts by 6:30 PM Eastern Time, on each Business Day that such information is available.

         1.06. Representations Regarding Shares. Any representation made by VALIC regarding any Shares of a Fund shall be in its capacity as agent for the Contracts and not in its capacity as agent of the Trust or any of the Funds. Furthermore, any representation made by the VALIC regarding any Shares of a Fund shall be in its capacity as agent for the trustee or custodian of a Contract, or as agent of a Contract owner or participant. VALIC shall not make any representation in any capacity regarding any Shares of a Fund that is not set forth in the Trust's current prospectus, statement of additional information or current sales literature as furnished by the Trust or its agent. To the extent that VALIC shall create sales literature identifying the Trust or a Fund, all such sales literature shall be submitted for approval to the Trust within ten (10) days in advance of the earlier of (i) its intended use or (ii) its filing with the National Association of Securities Dealers, Inc. ("NASD"). VALIC shall be responsible for the expense and filing of any sales literature that it, with the approval of the Trust, creates.

         1.07. Confidentiality of Information. The parties hereto agree that all books, records, information, computer programs and data pertaining to the business of any other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall be kept confidential and shall not be voluntarily disclosed to any other person, except as may be permitted hereunder or may be required by law. This provision shall not apply to information lawfully in the possession of a party prior to the term hereof that has been lawfully obtained from other sources or independently developed by a party without reference to or reliance on information obtained from any other party hereto. This provision shall survive the termination of this Agreement.

         1.08. Compliance with Law. All of the parties shall at all times comply with all applicable federal and state laws and regulations thereunder, including the rules of any self-regulatory organization, in connection with the performance of each of the parties' responsibilities under this Agreement.

         1.09. Administrative Services. VALIC or an agent of VALIC shall perform the administrative, record keeping, and shareholder services (the "Administrative Services") described in Schedule B hereto, as such Schedule B may be amended from time to time with the mutual consent of the parties hereto, with respect to Shares purchased, held or redeemed by a Contract. Except as provided specifically in Section 1.01(b) hereof, VALIC shall perform the Administrative Services as independent contractor and not as employee or agent of the Trust or any Fund. VALIC shall perform the Administrative Services in accordance with procedures established from time to time by the agreement of the Trust, and VALIC, and subject to terms and conditions set forth in the Trust's current prospectus.

         1.10. No Impairment of Trust's Authority. No provision of this Agreement shall limit in any way the authority of the Trust to take such action as it deems appropriate in connection with matters relating to the operation of the Funds and the sale of Shares.

         1.12. Authority of VALIC. VALIC acknowledges that it is not authorized by the Trust or any Fund to register the transfer of Shares or to transfer record ownership of Shares, and that only the Trust or its agent is authorized to perform such activities.

2.       COMPENSATION

         2.1. VALIC's Expenses. VALIC shall bear all expenses incident to performance of the Administrative Services and of the performance of its functions described herein. VALIC shall not receive (nor shall any agent of VALIC receive) from the Trust or any Fund (or from any affiliate of the Trust) any monetary compensation or reimbursement for such expenses.

         2.2. Transfer Agent's and Fund Expenses. The Trust shall bear the expenses of the Funds hereunder and shall not receive (nor shall any agent of the Trust receive) from VALIC any monetary compensation or reimbursement for such expenses.

         2.03. Administrative Fees. In consideration of VALIC's performance of the Administrative Services, the Trust shall pay to VALIC the fees (the "Administrative Fees") described in Schedule C hereto, as such Schedule C may be amended from time to time with the mutual consent of VALIC and the Trust. VALIC must notify the Trust immediately upon the opening of any new account that such account is subject to this Agreement. VALIC will not be entitled to receive Administrative Fees with respect to such new account until the Trust is so notified and such Fees wil begin to accrue only at the point of notification.

         2.04. Calculation and Payment of Fees. The Administrative Fees shall be calculated in the manner described in Schedule C hereto and shall be due each calendar month from the Trust on behalf of each Fund for which VALIC performs Administrative Services pursuant to this Agreement. The Trust shall make a payment for Administrative Fees for a calendar month within thirty (30) days after the last day of such month. VALIC shall have sixty (60) days following receipt of the payment to verify the amount of the payment and after such time the amount will be considered final.

3.       REPRESENTATIONS AND WARRANTIES

         3.1. VALIC's Representations. VALIC represents and warrants to the Trust that:

                 (a) it is an insurance company duly organized and in good standing under applicable law and that it is legally and validly authorized to set up one or more omnibus accounts in its (VALIC's) own name, including, but not limited to, a segregated asset account under Texas law and has registered said segregated asset account as a unit investment trust under the 1940 Act;

                 (b) the Contracts are registered under the 1933 Act, and said Contracts will be issued in compliance in all material respects with all applicable federal and state laws;

                 (c) it has full power and authority under applicable law to carry on its business, and is registered or licensed as required, in each jurisdiction where it conducts its business and the performance of its obligations hereunder does not and will not violate or conflict with any governing document or agreement of VALIC or any applicable law, including but not limited to, the Employee Retirement Income Security Act of 1974, as amended;

                 (d) it maintains and knows of no reason why it cannot or will not during the term hereof maintain adequate offices, personnel, computers and other equipment necessary to perform the services contemplated by this Agreement; and


                 (e) VALIC's internal control structure over the processing and transmission of Instructions is suitably designed to (i) prevent Instructions received after the Close of Trading from being aggregated and communicated to the Trust with Instructions received before the Close of Trading and (ii) minimize errors that could result in the late transmission of such Instructions.

         3.02. Trust Representations. The Trust, on its own behalf and on behalf of the Funds, represents and warrants to VALIC:

                 (a) the Trust is duly registered as an investment company under the 1940 Act;

                 (b)      Shares of the Funds sold pursuant to this Agreement:
                          (i) shall be registered under the Securities Act of 1933, as amended (the "Securities Act"); (ii) duly authorized for issuance; and (iii) sold in compliance with the laws of the state of Delaware, and all applicable federal and state securities laws;

                 (c) it shall amend the Registration Statement for the Shares on Form N-1A under the Securities Act and the 1940 Act from time to time in order to effect the continuous offering of the Shares;

                 (d) it shall register and qualify the Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Trust or VALIC;

                 (e) each Fund is currently qualified as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended ("the Code") and the Trust will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and will notify VALIC immediately upon having a reasonable basis for believing that a Fund has ceased to qualify or might not so qualify in the future; and

                 (f) the entering into and performing of this Agreement by the Trust are duly authorized and will not violate any provision of applicable law, regulation or order of any court, governmental or regulatory body, or any agreement or instrument by which the Trust and the Funds are bound.

4.       INDEMNIFICATION

         4.1. By the Trust. The Trust, on behalf of each Fund, shall indemnify and hold VALIC, (including any affiliate of the foregoing), and the directors, trustees, officers and employees of VALIC, harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities ("Losses") arising out of or attributable to:

                 (a) the Trust's, its agent's or any Fund's refusal or failure to comply with the provisions of this Agreement or applicable law;

                 (b) the bad faith, negligence or willful misconduct of the Trust, its agent or any Fund; or

                 (c) the breach of any representation or warranty of the Trust, its agent or of any Fund hereunder, in each case except to the extent such Losses arise out of or are attributable to another party's breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder.

         4.2. By VALIC. VALIC shall indemnify and hold the Trust, each affiliate of the Trust, each Fund and the trustees, officers and employees of the Trust harmless from and against any and all Losses arising out of or attributable to:

                 (a) VALIC's or its agent's refusal or failure to comply with the provisions of this Agreement or applicable law or with instructions properly given hereunder, whether it is performing functions on behalf of the Contracts, or providing Administrative Services;

                 (b) VALIC's or its agent's performance of or failure to perform the Administrative Services;

                 (c) the bad faith, negligence or willful misconduct of VALIC or its agent, whether it is performing functions on behalf of the Contracts, or providing Administrative Services;

                 (d) VALIC's or its agent's furnishing to any Contract, Contract owner or participant, authorized Contract committee or Contract trustee any materially inaccurate, misleading or untimely information regarding any Fund or the Shares through no fault of the Trust or any Fund; or

                 (e) the breach of any representation or warranty of VALIC hereunder, in each case except to the extent such Losses arise out of or are attributable to another party's breach of any provision of this Agreement or the bad faith, negligence or willful misconduct of another party in performing its obligations hereunder.

         4.03. Acts of God. In the event that any party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage beyond its reasonable control, or other causes beyond its reasonable control, such party shall not be liable to any other party for any damages resulting from such failure to perform or otherwise from such causes.

         4.04. No Consequential Damages. No party to this Agreement shall be liable to any other party for consequential damages under any provision of this Agreement.

         4.05. Claim Procedure. In order that the indemnification provisions contained herein shall apply, upon the assertion of a claim or loss for which any party (the "Indemnitor") may be required to indemnify another party (the "Indemnitee"), the Indemnitee shall promptly notify the Indemnitor of such assertion or loss, and shall keep the Indemnitor advised with respect to all developments concerning any such claim. The Indemnitor shall have the option to participate at its expense with the Indemnitee in the defense of any such claim. In the event that there is more than one Indemnitor with respect to any such claim, the Indemnitors shall agree as to their exercise of this option. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor's prior written consent. The obligations of the Trust and VALIC under this Section 4 shall survive the termination of this Agreement.

5.       ACKNOWLEDGMENTS

         5.1. Fees Solely for Administrative Services. The parties hereto acknowledge that the Administrative Fees are for administrative and recordkeeping services only and do not constitute payment in any manner for investment advisory or distribution services or services of an underwriter or principal underwriter within the meaning of the Securities Act or the 1940 Act. The parties acknowledge that VALIC has been providing and will continue to provide certain services to the Contract owners and participants as agent of the Contracts, which, may involve, among other things, preparing informational or promotional materials relating to their services that may refer to the Funds and responding to telephone inquiries from Contract owners and participants.
                 The parties acknowledge that the provision of such services and any other actions of VALIC related to the Funds and not specifically authorized herein are outside the scope of this Agreement.

         5.2. VALIC Acting as Agent for the Contracts; Supervision. The parties acknowledge that VALIC has been selected as a provider of administrative and recordkeeping services by the Contracts, and that, except as provided specifically in Section 1.01(b) hereof, VALIC will perform the Administrative Services hereunder as an independent contractor and not as an employee or agent of the Trust or any Fund. The parties acknowledge, further, that neither the Trust nor any Fund undertakes to supervise VALIC in the performance of the Administrative Services; that neither the Trust nor any Fund shall be responsible for the performance of the Administrative Services by VALIC; that neither the Trust nor any Fund shall be responsible for the accuracy of the records maintained by VALIC for the Contracts; and that neither the Trust nor any Fund shall be responsible for the performance of other functions by VALIC for the Contracts and the Contracts owners and participants. This Agreement does not entitle VALIC to purchase any Shares for its own account.

         5.3. Laws Applicable to Funds. VALIC acknowledges that the Trust is a registered investment company under the 1940 Act, is subject to the provisions of the 1940 Act and regulations thereunder, and that the offer and sale of Shares of the Funds are subject to the provisions of federal and state laws and regulations applicable to the offer and sale of securities. The Trust acknowledges that VALIC is not responsible for the Trust's or any Fund's compliance with such laws and regulations. If the Trust or any Fund notifies VALIC that a procedure or other activity of the VALIC related to the discharge of either of its obligations hereunder has or may have the effect of causing the Trust or any Fund to violate any of such laws or regulations,VALIC and the Trust, on behalf of the Funds, shall develop a mutually agreeable alternative procedure or activity which does not have such effect.

         5.4. Agents of VALIC and the Trust. Each party shall notify the other parties to this Agreement prior to the use of any agent. To the extent agents perform services under this Agreement that are the responsibility of VALIC, as the case may be, VALIC shall be responsible for, and assume all liability for (including any obligation for indemnification as provided in Sections 4.02 or 4.03 hereof, as applicable), the actions and inactions of such agents as if such services had been provided by VALIC. Similarly, to the extent agents of the Trust perform services under this Agreement that are the responsibility of the Trust, the Trust shall be responsible for, and assume all liability for (including any obligation for indemnification as provided in Section

                 4.01 hereof), the actions and inactions of such agents as if such services had been provided by the Trust.

6.       DIVERSIFICATION

         The Funds will at all times invest money from the Contracts in such a manner as to ensure that the Contracts will be treated as variable contracts under the Internal Revenue Code and the regulations thereunder. Without limiting the scope of the foregoing, the Funds will at all times comply with
Section 817(h) of the Code and Treasury Regulation 1.817-5, relating to the diversification requirements for variable annuity, endowment or life insurance contracts and any amendments or other modifications to such Section or Regulation.

7.       AMENDMENT AND TERMINATION OF AGREEMENT

         7.01. Amendment. Except as otherwise provided herein, this Agreement may be amended or modified only by a written instrument executed by all the parties affected thereby; provided that an amendment solely to add or remove any Fund may be made, and shall be valid and binding, by the addition or removal of the relevant Fund's listing on Schedule A and its signature below without requiring the other parties' signatures and shall be effective as of the date of execution, unless any other party objects in writing within thirty (30) days after receiving notice of such amendment.

         7.02. Termination Without Cause. This Agreement may be terminated by any party upon ninety (90) days written notice to each other party.

         7.03. Termination by the Trust For Cause. This Agreement may be terminated by the Trust as to any Fund immediately upon notice to each other party in the event that (a)VALIC becomes unable for any reason to perform the services contemplated by this Agreement, or (b) the performance by VALIC of the services contemplated by this Agreement becomes in the Trust's reasonable judgment unlawful or ceases to satisfy the Trust's reasonable standards and so becomes unacceptable to the terminating party.

         7.04. Termination by the VALIC For Cause. This Agreement may be terminated by VALIC immediately upon notice to the Trust in the event that (a) the Trust becomes unable for any reason to fulfill the obligations set forth in the Agreement or (b) the performance by the Trust of the obligations contemplated by this Agreement becomes, in the reasonable judgment of VALIC, unlawful or ceases to satisfy the VALIC's reasonable standards and so becomes unacceptable to VALIC.

         7.05. Termination For Cause By Any Party. This Agreement may be terminated by any party hereto immediately upon notice to each other party in the event that (a) all the Funds cease to be investment alternatives under all the Contracts, (b) the Trust declines to accept any additional purchase or redemption requests for Shares, (c) the

                 SEC issues any stop order suspending the effectiveness of the registration statement or prospectus of the Trust, or the current prospectus for the Trust is not on file with the SEC as required by section 10 of the Securities Act or (d) any other party materially breaches this Agreement. To the extent that any of the events enumerated in paragraphs (a) - (d) of this Section 7.05 occurs with respect to one or more Funds, but not with respect to all the Funds, or that the Trust, on behalf of one or more of the Funds, but not all the Funds, terminates this Agreement, in lieu of termination of this Agreement the Trust shall amend Schedule A hereto with notice to the other parties to remove the affected Funds from such Schedule A.

         7.06. Termination Procedures. Upon termination of this Agreement, each party shall return to each other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. This provision shall survive the termination of this Agreement.

8        ASSIGNMENT AND DELEGATION

         8.01. Assignment and Delegation. Except as otherwise provided herein, neither this Agreement nor any rights, duties or obligations hereunder may be assigned or delegated by any party without the written consent of the other parties.

         8.02. Successors. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

9.       NOTICES

         Notices hereunder shall be in writing, shall be signed by an authorized officer, and shall be deemed to have been duly given if delivered personally, sent by certified mail (return receipt requested), or sent by facsimile machine in accordance with procedures established by agreement of the Trust and VALIC, and if it is addressed to a party either at its address below or at a changed address specified by it in a notice to the other parties hereto:

         Trust:                   AMERICAN GENERAL SERIES PORTFOLIO COMPANY 3
         Service Provider:        THE VARIABLE ANNUITY LIFE INSURANCE COMPANY


                                           2929 Allen Parkway
                                           Houston, Texas 77019
                                           Attention: Gregory R. Seward
                                           cc: Cynthia A. Toles, Esq.

10.      MISCELLANEOUS

         10.01. Texas Law to Apply. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The State of Texas, without regard to conflicts of laws principles.

         10.02. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written. All exhibits and schedules hereto, as amended from time to time, are incorporated herein and made a part hereof. References herein to exhibits and schedules refer to such exhibits and schedules as so amended. Nothing contained in this Agreement is intended to convey rights to any third parties.

         10.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original document and all of which together shall be deemed one and the same instrument.

         10.04. Limitation of Liability of the Trust, Trustees and Shareholders. It is understood and expressly stipulated that none of the trustees, officers, agents, or shareholders of the Trust or any Fund shall be personally liable hereunder. It is understood and acknowledged that all persons dealing with the Trust or any Fund must look solely to the property of such Fund for the enforcement of any claims against such Fund as neither the trustees, directors, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of any Fund. No Fund shall be liable for the obligations or liabilities of any other Fund.

         10.05. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

         10.06. Severability. If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions and portions of the Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent by law.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


AMERICAN GENERAL SERIES PORTFOLIO COMPANY 3

By: /s/ CRAIG RODBY
    -------------------------------------
Name: Craig Rodby
     ------------------------------------
Title: Vice Chairman
      -----------------------------------

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: /s/ THOMAS WEST, JR.
    -------------------------------------
Name: Thomas West, Jr.
     ------------------------------------
Title: Chairman
      -----------------------------------

SCHEDULE A

              LIST OF AMERICAN GENERAL SERIES PORTFOLIO COMPANY 3
                         FUNDS COVERED BY THE AGREEMENT

American General International Growth Fund
American General Large Cap Growth Fund
American General Mid Cap Growth Fund
American General Small Cap Growth Fund
American General International Value Fund
American General Large Cap Value Fund
American General Mid Cap Value Fund
American General Small Cap Value Fund
American General Socially Responsible Fund
American General Balanced Fund
American General High Yield Bond Fund
American General Strategic Bond Fund
American General Domestic Bond Fund
American General Core Bond Fund
American General Money Market Fund

SCHEDULE B
                          THE ADMINISTRATIVE SERVICES

         1. VALIC shall maintain adequate records for each Contract reflecting Shares purchased and redeemed, including the date, price and number of Shares purchased, redeemed or exchanged; dividend reinvestment dates and amounts of dividends paid for at least the current year to date; records of distributions and dividend payments; Share transfers; investment allocation changes; and overall control records. Such records shall be preserved, maintained and made available in accordance with the provisions of applicable law and regulations, and copies or, if required, originals shall be surrendered promptly to the Trust on and in accordance with its request. Records surrendered hereunder shall be in machine readable form, except to the extent that such records have been maintained only in paper form.

         2. VALIC shall disburse or credit to the Contracts, and maintain records of, all proceeds of Share redemptions and distributions not reinvested in Shares.

         3. VALIC shall cause and oversee the timely and accurate transfer of funds in connection with Contract accounts with the Funds.

         4. VALIC shall prepare and deliver periodic account statements to the Contract owners and participants showing for each Contract the total number of Shares held as of the statement closing date, purchases and redemptions of Shares during the statement period, and dividends and other distributions paid during the statement period (whether paid in cash or reinvested in Shares), including dates and prices for all transactions.

         5. Subject to the terms of the agreements with each Contract, and to the extent required by applicable law, VALIC shall deliver or cause the delivery of prospectuses, proxy materials (where pass-through voting is required), periodic reports to Contract owners and participants, and other materials provided to VALIC by the Trust on behalf of the Funds.

         6. VALIC shall transmit Requests to the Trust and, in accordance with applicable law, send to the Contract owners and participants confirmations related to the processing of Instructions and Requests.

         7. VALIC shall maintain daily and monthly purchase summaries (expressed in both Share and dollar amounts) for each Contract.

         8. VALIC shall use its best efforts to arrange for payment for net purchases of Shares attributable to all Requests executed prior to 4:00 PM on a given Business Day to be wired to the Trust by 12:00 PM (noon) central time the first Business Day following receipt of such orders. The Trust states that it will use its best efforts to arrange for payment for net redemptions for Shares attributable to all orders executed prior to 4:00 PM on a given Business Day to be wired by 12:00 PM (noon) Eastern time the first Business Day following receipt of such orders by the Trust.

          9. VALIC shall transmit to the Trust, or to any Fund designated by the Trust, such occasional and periodic reports as the Trust shall reasonably request from time to time to enable it or such Fund to comply with applicable laws and regulations.

         10. VALIC shall establish a voice response system and make customer services representatives accessible to respond to Contract owners' and participants' inquires regarding, among other things, Share prices, account balances, dividend amounts and dividend payment dates and information changes concerning a Contract, or Contract owner or participant.

         11. VALIC shall provide average cost basis reporting to Contract owners and participants to assist them in preparing their income tax returns.

         12. VALIC shall prepare and file with the appropriate governmental agencies such tax-related information, returns and reports as are required under applicable laws or regulations to be filed for reporting (a) dividends and other distributions, (b) amounts withheld on dividends and other distributions and payments, and (c) gross proceeds of sales transactions.

         13. VALIC shall assist with the solicitation of proxies from Contract owners and participants, as requested from time to time by the Trust.

         14. VALIC shall establish Internet access for Contract owners and participants to view account balances and perform certain limited transactions, as determined by VALIC.

         15. VALIC shall perform all testing and Contract compliance services, including consulting on proposed Contract amendments, determining Contract eligibility, calculating Contract service, vesting, and processing forfeitures.

SCHEDULE C
                            THE ADMINISTRATIVE FEES

         The Trust, on behalf of the Funds, will pay VALIC a monthly fee at an annualized rate of .25 percent (25 basis points) with respect to the Funds listed on Schedule A, of the average daily account balance during the month for each account for which VALIC performs Administrative Services. If VALIC begins or ceases to perform Administrative Services during the month, such fee shall be prorated according to the proportion which such portion of the month bears to the full month.